Exhibit 2.1

AMENDMENT NO. 1, dated as of June 16, 2011 (this “Amendment”), to that Agreement and Plan of Merger, dated as of April 26, 2011 (the “Agreement”), by and between FNB United Corp., a North Carolina corporation, Gamma Merger Corporation, a Delaware corporation and Bank of Granite Corporation, a Delaware corporation (collectively, the “Parties”). Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Agreement.

RECITALS

A. Pursuant to Section 8.02 of the Agreement, the Parties may amend the Agreement in writing; and

B. The Parties desire to make certain amendments to the Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1.1 Amendments.

(a) Recital E of the Agreement is hereby amended by replacing the first instance of “25%” with “35%”.

(b) Section 6.02(d) of the Agreement is hereby amended by replacing the first instance of “25%” with “35%”.

1.2 General.

(a) Except as expressly amended hereby, the Agreement shall remain in full force and effect in accordance with the terms thereof. All references in the Agreement to “this Agreement” shall be deemed to refer to the Agreement as amended by this Amendment.

(b) For the convenience of Parties hereto, this Amendment may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Amendment may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

(c) The provisions of Article VIII (Miscellaneous) of the Agreement shall apply mutatis mutandis to this Amendment, and to the Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

[Signature page follows.]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the Parties as of the date first above written.

FNB UNITED CORP.

By:	/s/ R. Larry Campbell
Name:	R. Larry Campbell
Title:	Chief Executive Officer

GAMMA MERGER CORPORATION

By:	/s/ R. Larry Campbell
Name:	R. Larry Campbell
Title:	President

BANK OF GRANITE CORPORATION

By:	/s/ Jerry A. Felts
Name:	Jerry A. Felts
Title:	Chief Operating Officer